                                                                    EXHIBIT 10.3

Confidential Treatment. The portions of this exhibit that have been replaced with "[*****]" have been filed separately with the Securities and Exchange Commission and are the subject of an application for confidential treatment.


                  EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

      This Exclusive Distributorship Agreement ("Agreement"), made and effective this 6th day of June, 1998, by and between Regeneration Technologies, Inc., One Innovation Drive, Alachua, Florida ("RTI") and Bard Urological Division, C.R. Bard, Inc., 8195 Industrial Boulevard, Covington, Georgia ("Distributor").

      WHEREAS, RTI performs human tissue processing and distributes human allograft tissue for use by physicians in implant procedures around the world; and

      WHEREAS, RTI processes and distributes a certain human allograft tissue termed Fascia Lata; and

      WHEREAS, Distributor is a manufacturer and distributor of medical devices for use by physicians in the human genitourinary system; and

      WHEREAS, RTI desires to appoint Distributor, and Distributor desires to accept appointment, as an exclusive distributor of certain Fascia Lata products within a defined area as set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Rights Granted. RTI hereby grants to Distributor the exclusive right, on the terms and conditions contained herein, to distribute "RTI Products" (as set forth below), and offer training and education related to such RTI Products, throughout the world (the "Territory"). The rights granted hereunder are limited to the following field of use (the "Field of Use"):
      Treatment of Voiding Dysfunctions or Pelvic Tissue Defects in the Human Genitourinary System.

      The exclusive right granted hereunder is contingent upon Distributor meeting the distribution quotas set forth in the "Distribution Quota Schedule" attached hereto. Nothing herein shall prevent or prohibit RTI from distributing any RTI Products to any customers outside the Field of Use.

2. RTI Products. As used in this Agreement, the term "RTI Products" shall mean the products processed or distributed by RTI as follows: Fascia Lata (human allograft tissue with the specifications set forth in the "Fascia Lata Specifications" attached hereto).

3.    Terms of Distribution.

      A. All distributions of RTI Products to Distributor's customers shall be made


[CONFIDENTIAL]
                                        1
            pursuant to this Agreement and except as otherwise expressly agreed by RTI in advance, this Agreement shall control all aspects of the dealings between RTI and Distributor with respect to the RTI Products, and any additional or different terms in any Distributor order are hereby rejected.

      B. RTI shall ship all RTI products directly to Distributor's customers as instructed by Distributor and RTI shall promptly invoice Distributor for: (1) the greater of forty percent (40%) of the Net Invoice Amount of all such shipments or the amount set forth in the Facsia Lata Fee Schedule; and (2) the respective freight charges for each such shipment to Distributor's customers. "Net Invoice Amount" as used in this Section 3(B) shall mean the total amount of RTI Product fees billed to such customers per shipment, net of freight, and returns approved by RTI. All orders are subject to acceptance by RTI and RTI shall diligently endeavor to fill all Distributor orders within the limitations set forth in Section 6 (A) herein.

      C. Unless otherwise mutually approved in writing by the parties, the Fascia Lata Fee Schedule may be changed no more than once per twelve month period and such percentage of change shall not exceed the "Consumer Price Index" for the period since the last price change. RTI agrees to properly pack all items for shipment. Risk of loss due to damage or destruction of RTI Products shall be borne by Distributor's customer. The shipper will be selected by RTI unless Distributor requests a reasonable alternative. RTI covenants that the fees shall at all times be less than or equal to the fees charged by RTI to any third party for products supplied directly or indirectly by RTI which have or may have utility in the Field of Use ("MFN Fees") and that, if the MFN Fees are charged, then this Agreement shall be deemed automatically amended, without any further action of the parties, to provide that the fees billed to all of the Distributor's customers, for the period in which such third party is charged the MFN Fees, shall be equal to the MFN Fees; provided, however, that the MFN Fees may be increased in accordance with the terms of this Section 9(C), but only if the resultant increased fees are less than or equal to the MFN Fees."

      D. RTI shall notify Distributor within three (3) days of RTI's receipt of: (i) any complaint from Distributor's customers which are related to RTI Products; or (ii) the return of any RTI Product and its proper documentation as set forth in the "Return Instructions" attached hereto. The intention of such provision as set forth in
            Section 3(D) herein is to allow Distributor, at its option, to respond directly to such customer.

4. Payment. RTI shall invoice Distributor for all RTI Products shipped in the current month promptly after the close of that month's business. Included with such invoice will be a statement itemizing the shipments as to product type and quantities shipped by customer. Distributor shall pay all such invoices within thirty (30) days from receipt of invoice. RTI may impose a late payment charge of one percent (1%) per month on overdue amounts. Failure to pay such overdue amounts within thirty (30) days written notice from

      RTI shall, at RTI's option, be considered a material breach of this Agreement and RTI may suspend deliveries of RTI Products or seek other remedies available to it at law or equity.

5. Supporting Policies. Distributor shall diligently endeavor to train and educate its customers about the RTI Products through all channels of distribution prevailing in the Territory, in conformity with RTI's established training and education policies and programs. Distributor will use commercially reasonable efforts to procure orders for RTI Products from responsible customers whom Distributor reasonably believes are capable of properly utilizing such RTI Products.

6.    RTI's General Duties.

      A. RTI shall use its best efforts to supply the quantities of RTI Products as set forth on the "Distribution Quota Schedule" attached hereto.

      B. RTI shall cause all RTI Products provided to Distributor's customers hereunder to be irradiated within the 1.5 to 2.5 MRAD range.

      C. RTI shall adhere to all state, federal and country specific laws and regulations and RTI specifications pertaining to the donor recovery and processing for RTI Products.

7.    Distributor's General Duties.

      A. Distributor's personnel and representatives shall be adequately trained by Distributor regarding the RTI Products. Distributor shall use commercially reasonable efforts to employ sufficient numbers of such personnel and representatives to properly train and educate Distributor's customers concerning the RTI Products in the Territory.

      B. Within thirty (30) days of the effective date of this Agreement, Distributor shall provide RTI with a written, non-binding, annual distribution forecast, broken down by quarter. Ensuing quarterly distribution forecasts shall be provided every ninety (90) days thereafter, for the term of this Agreement, it being the intent of the parties to have at all times distribution forecasts for the current quarter and three following quarters. Distributor may amend its distribution forecasts provided such amendment is submitted to RTI, in writing, at least one quarter m advance.

8. Distributor's Exclusivity. Distributor's exclusive rights hereunder are contingent upon Distributor's achieving the level of distribution set forth on the Distribution Quota Schedule provided, however, that RTI has supplied sufficient quantities of RTI Products as set forth on the Distribution Quota Schedule. Otherwise, in the event Distributor fails to fulfill the distribution requirements set forth on the Distribution Quota Schedule, RTI shall notify Distributor in writing of such failure within forty five (45) days after the end of the applicable Distribution Quota period. Distributor shall then have forty five (45) days within receipt of such notice to rectify the shortfall by paying RTI the respective shortfall amount or otherwise issuing a purchase order for RTI Products in the amount of such shortfall. In the event that distributor fails to pay such shortfall or issue such purchase order, RTI's sole and exclusive remedy shall be to promptly render this Agreement non-exclusive or terminate it in accordance with Section 17(i) herein. The delivery date(s) of any such purchase order as set forth in this Section 8 shall be mutually agreed upon in good faith between Distributor and RTI. Any make-up of the shortfall amount shall not be applicable to any other period's distribution quotas.

9. Training and Education Policies. RTI will cooperate with Distributor in providing for effective training and education of RTI Products throughout the Territory and RTI's participation in such training and education shall be on a schedule mutually agreed to by the parties hereto. Distributor shall promptly compensate RTI for all travel related expenses for RTI employees, officers, or agents who participate in such training and education. All training, education, and related materials shall be at Distributor's expense; however, plans for such training and education and related materials shall first be submitted to RTI for its approval.

10. Product Warranty Policies. In the event that any RTI Products are proven, to RTI's satisfaction, to have been defective at the time of distribution, RTI will make an appropriate adjustment in the original distribution fee charged for such product or, at RTI's election, replace the defective product.

11.   Indemnification.

      A. RTI warrants that all RTI Products supplied to Distributor's customers hereunder shall be recovered from donors and processed in accordance with all state, federal and country specific laws and regulations and RTI specifications. RTI agrees to indemnify Distributor and hold Distributor harmless from any loss or claim arising out of defects in any of RTI Products existing at the time such Product is distributed by RTI to Distributor's customer(s), provided that Distributor gives RTI immediate notice of any such loss or claim and cooperates fully with RTI in the handling thereof.

      B. Distributor and RTI each agree to indemnify and hold the other harmless from any loss or claim arising out of its negligence, the negligence of its agents, employees or representatives, in the processing, distribution, representation, warranty, use or other disposition of RTI Products and from breach of any purchase order arising hereunder or any obligation, representation, warranty and covenant herein.

      C. Each party hereby covenants to maintain, for the term herein, a comprehensive general liability insurance policy in a minimum amount of three million dollars ($3,000,000) per occurrence and in the aggregate. Each party shall provide not less than thirty (30) days prior written notice to the other in the event of a change in coverage or policy cancellation. Upon the request of either party, the other party shall deliver to the requesting party a certificate evidencing such coverage.

12.   Order Processing and Rejection of RTI Products.

      A. RTI will employ its best efforts to fill Distributor's orders promptly on acceptance, subject to availability of RTI Products.

      B. Subject to the Return Instructions, Distributor or Distributor's customers shall notify RTI in writing if such customer chooses to reject all or any part of such shipment of RTI Product or, falling such notification, unless such RTI Product has a latent defect, the customer shall be deemed to have accepted such shipment for all purposes. With respect to latent defects, Distributor or Distributor's customers shall promptly notify RTI after such customer's discovery thereof, and such customer shall have the right to reject such RTI Product.

13. Use of RTI Name. Distributor will not use, authorize or permit the use of, the name "Regeneration Technologies, Inc.," "RTI" or any other trademark or trade name owned by RTI or its corporate or business name in any way without the prior written approval of RTI. Distributor shall not contest the right of RTI to exclusive use of any trademark or trade name used or claimed by RTI.

15. Use of University of Florida Name. The tradename "University of Florida Tissue Bank, Inc." shall be included on the packaging of all RTI Products. Distributor shall not use the name University of Florida or the University of Florida Tissue Bank, in any way or form, on any promotion for the distribution of Tissue, advertising, or any other form of publicity, without the prior written consent of RTI.

16. Relationship of the Parties. The relationship between RTI and Distributor is that of vendor and vendee. Distributor, its agents and employees shall, under no circumstances, be deemed employees, agents or representatives of RTI. Distributor will not modify any of RTI Products without written permission from RTI. Neither Distributor nor RTI shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

17. Term and Termination. This term of this Agreement shall be for a period often ten (10) years commencing with the effective date herein and upon the end of such term the Agreement shall continue until terminated by either party with at least thirty (30) days prior written notice to the other party. This Agreement may be terminated early:

      (i) by either party due to a material breach by the other party of any of its obligations or covenants herein upon sixty (60) calendar days written notice to the breaching party, but only if such breaching party fails to remedy said breach within sixty (60) calendar days of such written notice;

      (ii) by either party promptly upon the insolvency or filing for receivership or bankruptcy by the other party.

18. Obligations on Termination. On termination of this Agreement, Distributor shall cease to be an authorized distributor of RTI and:

      A. All amounts owed by Distributor to RTI shall, without exception, become immediately due and payable;

      B. All unshipped orders may be cancelled without liability of either party to the other;

      C. Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated distributions, or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of RTI or Distributor or for any other reason whatsoever growing out of such termination.

19. Use of Name Prohibited. On termination of this Agreement, Distributor will remove and not thereafter use any sign containing any trade name, logo or trademark of RTI including, but not limited to, "Regeneration Technologies, Inc.," or "RTI" and will immediately destroy all stationery, advertising matter and other printed matter in its possession or under its control containing such name, or any of RTI trademarks, trade names or logos. Distributor will not at any time after such termination use or permit any such trademark, trade name or logo to be used in any manner in connection with any business conducted by it or in which it may have an interest, or otherwise whatsoever as descriptive of or referring to anything other than merchandise or products of RTI. Regardless of the cause of termination, Distributor will immediately take all appropriate steps to remove and cancel its listings in telephone books, and other directories, and public records, or elsewhere that contain the RTI name, logo or trademark. If Distributor fails to obtain such removals or cancellations promptly, RTI may make application for such removals or cancellations on behalf of Distributor and in Distributor's name and in such event Distributor will render every assistance.

20. Acknowledgments. Each party acknowledges that no other representation, statement, understanding or agreement, has been made, or exists between the parties, except for the Confidential Information Agreement executed between the parties on February 2, 1998, and that neither party has relied on anything done or said or on any presumption in fact or in law, (1) with respect to this Agreement, or to the duration, termination or renewal of this Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; or (2) that in any way tends to change or modify the terms, or any of them, of this Agreement or to prevent this Agreement becoming effective; or (3) that in any way affects or relates to the subject matter hereof. Distributor also acknowledges that the terms and conditions of this Agreement, and each of them, are reasonable, fair and equitable.

21. Right of First Negotiation. In the event RTI develops any new technology, invention, process, or application within the Field of Use (the "New Technology"), RTI grants to Distributor the exclusive right to negotiate an agreement for distribution or licensing of the New Technology. Such exclusive right shall be limited in duration to ninety (90) days from the date RTI advises Distributor of the existence of the New Technology. If the parties hereto fail to conclude an agreement with respect to the New Technology within ninety (90) days following such notice, RTI will be free to negotiate an agreement with any other party concerning the New Technology.

22. Final Agreement. This Agreement may be modified only by a further writing that is duly executed by both parties.

23. Assignment. Neither this Agreement nor any interest in this Agreement may be assigned by either party without the prior written approval of the other party and such consent shall not be unreasonably withheld.

24. No Implied Waivers. Except as expressly provided in this Agreement, waiver by either party, or failure by either party to claim a default, of any provision of this Agreement shall not be a waiver of any default or subsequent default.

25. Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

      If to RTI:            Regeneration Technologies, Inc.
                            One Innovation Drive
                            Alachua, Florida 32615
      If to Distributor:    Bard Urological Division, C.R. Bard, Inc.
                            8195 Industrial Boulevard
                            Covington, Georgia 30014
      With copy to:         CR Bard, Inc.
                            730 Central Avenue
                            Murray Hill, NJ 07974
                            Att:  Office of General Counsel

26. Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the state of Florida. Venue for any legal proceeding or action at law arising out of or construing this Agreement shall lie in the state courts of Alachua County, Florida, or the United States District Court for the Northern District of Florida, Gainesville Division.

27. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

28. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

29. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

30.   License.

      A. RTI hereby acknowledges that a reliable and continuous source of supply of the RTI Product is imperative to Distributor's successful distribution efforts. Therefore, as a material inducement to the execution of this Agreement by Distributor, RTI hereby grants Distributor an exclusive license under RTI's proprietary rights limited to the RTI Products, and existing as of the effective date herein, to process, have processed, use and distribute an analogue of the RTI Product in the Territory and Field Use. Upon request from Distributor, RTI shall assist Distributor in locating a suitable processor for such licensed analogues. Distributor agrees, however, to withhold the exercise of its rights under such license until the occurrence of, and only for the duration of, the following:

            (i) RTI's insolvency, or general assignment for the benefit of its creditors; a filing for bankruptcy; a filing against it of a petition in bankruptcy which is not dismissed before an order for relief is entered; a petition filing in any state or federal proceeding seeking relief from creditors; but only if any such actions set forth in Section 30 (i) herein prevent RTI from meeting processing and shipping obligations hereunder; or

            (ii) RTI's breach of any of its duties or responsibilities hereunder if such breach is not cured within sixty (60) days of RTI's receipt of notice of such breach, or upon RTI's inability to supply the quantity of RTI Products set forth in the Distribution Quota
            Schedule if such inability is not cured within ninety (90) days of written notice from Distributor.

      B. In the event Distributor elects to utilize the exclusive license granted herein, it shall notify RTI in writing within thirty (30) days of Distributor's knowledge of an occurrence as set forth in
            Section 30(A)(i) and (ii) herein. Distributor shall pay Ri] a royalty of two percent (2%) of the net distribution fee of any product distributed under such license. "Net distribution fee" as used in this Section 30(B) shall mean the gross amount indicated on invoices for such distributed products less trade and quantity discounts; returns; and freight charges. Royalties, if any, shall be paid to RTI in U.S. Dollars, with an accounting of how such royalties were determined, within forty five (45) days following the end of each calendar quarter in which Distributor utilizes such license.

                         (SIGNATURES ON NEXT PAGE)

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Witnesses                              Regeneration Technologies, Inc.


                                       /s/ James M. Grooms
-------------------------------        -----------------------------------------
                                       By: James M. Grooms
                                       Title: President & CEO



-------------------------------

                                       Bard Urological Division, C.R. Bard, Inc.


                                       /s/ Burt Gersley
-------------------------------        -----------------------------------------
                                       By: Burt Gersley
                                       Title: President



-------------------------------

                              "RETURN INSTRUCTIONS"

1.    Custom processed tissues will not be accepted for return by RTI.

2. Freeze Dried Tissue will be accepted for return within the first thirty days of purchase on the following basis:

      a. Upon request from customer RTI will fax customer a "Return Authorization" form. Such form must be completed by customer and included with return shipment.

      b.    Tissue must be in the same condition as when it left RTI.

      c.    Purchaser will pay freight from and back to RTI.

      d. Purchaser will pay a twenty percent (20%) restocking fee for the tissue(s) being returned.

3. Freeze Dried Tissue will be accepted for return after thirty days on the following basis:

      a. Tissue must be in the same condition as when it left RTI, and must have a minimum of twelve (12) months before expiration.

      b.    The purchaser will pay freight from and back to RTI.

      c.    The purchaser will pay a forty percent (40%) restocking fee.

                            "TRANSFER QUOTA SCHEDULE"

1. Period I - first eighteen (18) months commencing with the effective date of Agreement: [*****]



2.    Period II - twelve (12) months commencing with the end of Period I:
      [*****]



3.    Period III - twelve (12) months commencing with the end of Period II:
      [*****]



4.    Period IV - remainder of Agreement term commencing with the end of Period
      III: [*****]



[CONFIDENTIAL]

                            Fascia Lata Fee Schedule


Reorder#           Size              Fee
--------           ----              ---

483042             4cm x 2cm         [*****]
483047             7cm x 4cm         [*****]
483212             l2cm x 2cm        [*****]
483412             l2cm x 4cm        [*****]
483812             l2cm x 8cm        [*****]







[CONFIDENTIAL]